Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the First Quarter of 2011

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 28, 2011--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the first quarter ended March 31, 2011 of $67.2 million, representing an increase of 24.1% compared with $54.2 million for the first quarter of 2010, and an increase of 2.5% compared with $65.6 million for the fourth quarter of 2010. Net income for the quarter was $20.2 million, or $0.66 per diluted share, an increase of 25.2% compared with $16.1 million, or $0.54 per diluted share, for the first quarter of 2010, and a decrease of 3.5% compared with $20.9 million, or $0.69 per diluted share, for the fourth quarter of 2010.

For the first quarter of 2011, revenue from customers in the United States was $30.0 million, or 44.6% of the company’s total revenue, and revenue from customers outside the United States was $37.2 million, or 55.4% of total revenue. Gross margin was 73.0% for the first quarter of 2011, compared with 73.4% for the first quarter of 2010 and 74.5% for the fourth quarter of 2010. Operating income for the first quarter was $31.2 million, or 46.4% of revenue. Total cash and cash equivalents at March 31, 2011 was $311.8 million, an increase of $16.3 million for the quarter.

Business Outlook

The company expects revenue for the second quarter ending June 30, 2011 to be in the range of $67.5 million to $69.5 million and net income to be in the range of $19.8 million to $20.6 million, or $0.64 to $0.67 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave web site at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4430193. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$311,764	$295,490
Accounts receivable, net	38,110	34,534
Inventories	24,166	23,219
Income taxes receivable	-	3,914
Prepaid expenses and other current assets	1,492	1,333
Deferred taxes	8,868	8,178
Total current assets	384,400	366,668
Property and equipment, net	30,654	29,470
Other assets	19,190	9,371
Total assets	$434,244	$405,509

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,474	$3,228
Accrued expenses	9,089	9,173
Income taxes payable	6,496	-
Deferred revenue and customer advances	7,142	10,222
Total current liabilities	28,201	22,623
Long-term income taxes payable	6,602	6,845
Deferred taxes	-	289
Total liabilities	34,803	29,757
Total stockholders' equity	399,441	375,752
Total liabilities and stockholders' equity	$434,244	$405,509

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended March 31,
	2011	2010

Revenue	$67,241	$54,193
Cost of revenue	18,161	14,421
Gross profit	49,080	39,772
	73.0%	73.4%
Operating expenses:
Research and development	9,426	6,952
Sales and marketing	5,438	4,621
General and administrative	3,008	3,102
Total operating expenses	17,872	14,675
Income from operations	31,208	25,097
	46.4%	46.3%

Interest and other income (expense), net	59	(25)
Income before income taxes	31,267	25,072
Provision for income taxes	11,089	8,953
Net income	$20,178	$16,119

Earnings per share:
Basic	$0.67	$0.55
Diluted	$0.66	$0.54

Weighted Average Shares Outstanding:
Basic	30,113	29,297
Diluted	30,552	29,874

CONTACT:
Hittite Microwave
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer